                                                                    EXHIBIT 99.1


                                  NEWS RELEASE

               ASSOCIATED MATERIALS REPORTS THIRD QUARTER RESULTS

CUYAHOGA FALLS, Ohio, November 8, 2004 -- ASSOCIATED MATERIALS INCORPORATED ("AMI" OR THE "COMPANY") today announced third quarter 2004 net sales of $314.4 million, a 40.5% increase over $223.8 million for the same period in 2003. For the nine months ended October 2, 2004, net sales were $820.3 million or 59.3% higher than $515.1 million for the same period in 2003. The results for 2004 include the operations of the Company's subsidiary, Gentek Holdings, Inc. ("Gentek"). Gentek, which was acquired by AMI on August 29, 2003, contributed $97.7 million and $256.8 million of net sales for the third quarter and nine months ended October 2, 2004, respectively. Gentek contributed $27.1 million of net sales for the quarter and nine months ended September 27, 2003.

Net income for the third quarter of 2004 was $19.9 million. This compares to net income of $9.6 million for the same period in 2003. For the nine months ended October 2, 2004, net income was $27.5 million compared to net income of $14.9 million for the same period in 2003. Gentek contributed $6.5 million and $10.9 million of net income for the third quarter and nine months ended October 2, 2004, respectively. Gentek contributed $1.1 million of net income for the quarter and nine months ended September 27, 2003.

EBITDA (as defined below) for the third quarter of 2004 was $43.7 million. This compares to EBITDA of $29.5 million for the same period in 2003. Adjusted EBITDA (as defined below) for the third quarter of 2003 was $30.9 million. There were no adjustments to EBITDA for the third quarter of 2004. Adjusted EBITDA for the quarter ended September 27, 2003 excludes a cost of sales expense of $1.4 million relating to an inventory fair value adjustment recorded at the time of the acquisition of Gentek. Gentek contributed $11.7 million of EBITDA for the third quarter of 2004 and $2.4 million and $3.8 million of EBITDA and adjusted EBITDA, respectively, for the same period in 2003.

EBITDA was $79.1 million for the nine months ended October 2, 2004 compared to EBITDA of $55.0 million for the same period in 2003. Adjusted EBITDA for the nine months ended October 2, 2004 was $93.6 million compared to adjusted EBITDA of $56.4 million for the same period in 2003. Adjusted EBITDA for the nine months ended October 2, 2004 excludes a bonus paid to certain members of company management totaling approximately $14.5 million related to the completion of the offering of senior discount notes on March 4, 2004 by the Company's indirect parent company, AMH Holdings, Inc. ("AMH"). Adjusted EBITDA for the nine months ended September 27, 2003 excludes a cost of sales expense of $1.4 million relating to an inventory fair value adjustment recorded at the time of the acquisition of Gentek. Gentek contributed $22.7 million of EBITDA for the nine months ended October 2, 2004, and $2.4 million and $3.8 million of EBITDA and adjusted EBITDA, respectively, for the same period in 2003. A reconciliation of net income to EBITDA and to Adjusted EBITDA is included below.

Michael Caporale, President and Chief Executive Officer, commented, "I am very pleased with our third quarter results. Despite continued significant cost increases on our key raw materials, we delivered strong sales and EBITDA growth."

Mr. Caporale continued, "Despite the recent increases in short-term interest rates, the fundamentals of our industry continued to be strong in the quarter. Existing home sales and single family housing starts continued at historically strong levels. Mortgage interest rates remained at relatively low levels. Consumer confidence, however, was lower due to continuing overall macroeconomic uncertainties. Overall, we continue to remain optimistic about the long term fundamentals of our industry."

RESULTS OF OPERATIONS

Net sales increased 40.5% during the third quarter of 2004 compared to the same period in 2003, driven by increased vinyl window, vinyl siding and third party manufactured product sales along with a full quarter of net sales from Gentek. Gross profit in the third quarter of 2004 was $87.1 million, or 27.7% of net sales, compared to gross profit of $64.2 million, or 28.7% of net sales, in the third quarter of 2003. The decrease in gross profit margin percentage was due primarily to the impact of the results contributed by Gentek for the full quarter of 2004 as Gentek's gross margin percentage is typically lower than Alside's as a larger portion of Gentek's sales are to independent distributors versus contractors through company-owned supply centers. Additionally, a portion of Gentek's sales are from metal products, which typically have a lower margin percentage than vinyl windows and vinyl siding. Also contributing to the lower gross margin percentage were increased costs of the Company's key raw materials
- vinyl resin, aluminum and steel. Selling, general and administrative expense increased to $48.7 million, or 15.5% of net sales, for the third quarter of 2004 versus $38.3 million, or 17.1% of net sales, for the same period in 2003. The increase in selling, general and administrative expense is a result of the impact of the acquisition of Gentek for the full quarter of 2004, the result of adding three new Alside supply centers and one new Gentek supply center in 2004, and increases in expenses at existing supply centers to support the increased sales. Income from operations was $38.3 million in the third quarter of 2004 compared to $25.9 million for the same period in 2003.

Net sales increased 59.3% for the nine months ended October 2, 2004 compared to the same period in 2003, driven by increased vinyl window, vinyl siding and third party manufactured product sales along with a full nine months of net sales from Gentek. Gross profit increased to $220.7 million, or 26.9% of net sales, compared to gross profit of $149.2 million, or 29.0% of net sales, for the same period in 2003. The decrease in gross profit margin percentage was primarily a result of the impact of the Gentek acquisition along with the impact from the increased costs of vinyl resin, aluminum, and steel. Selling, general and administrative expense increased to $156.6 million, or 19.1% of net sales, for the nine months ended October 2, 2004 versus $103.3 million, or 20.1% of net sales, for the same period in 2003. The increase in selling, general and administrative expense is the result of a management bonus paid in relation to AMH's offering of senior discount notes on March 4, 2004, the impact of the acquisition of Gentek, the impact of adding three new Alside supply centers and one Gentek supply center in 2004 along with the three new supply centers added in 2003, which had a full nine months of expense in 2004, as well as increases in expenses at existing supply centers to support the increased sales. Income from operations was $64.1 million for the nine months ended October 2, 2004 compared to $45.9 million for the same period in 2003.

AMH

On October 29, 2004, AMH completed an offer to exchange the entire principal amount at maturity of its outstanding 11-1/4% senior discount notes for an equal amount at maturity of notes with substantially equivalent terms that have been registered under the Securities Act. The attached consolidating financial information for the quarter and nine months ended October 2, 2004 includes AMI and AMH, which conducts all of its operating activities through AMI. Including AMH's interest expense, which primarily consists of accretion on AMH's 11-1/4% senior discount notes, AMH's consolidated net income was $15.1 million and $16.1 million for the quarter and nine months ended October 2, 2004, respectively.

    *                                  *                                  *

Management will host its third quarter earnings conference call on Monday, November 8th at 11 a.m. Eastern Time. The toll free dial-in number for the call is (866) 686-6743 and the conference call identification number is 10078026. A replay of the call will be available through November 15, 2004 by dialing (888) 769-9756 and entering the above conference call identification number. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company's web site at http://www.associatedmaterials.com.

    *                                  *                                  *

Associated Materials Incorporated is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. AMI produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing, decking and railing. AMI is a privately held, wholly-owned subsidiary of Associated Materials Holdings Inc., a wholly-owned subsidiary of AMH, which is controlled by affiliates of Harvest Partners, Inc. For more information, please visit the Company's website at http://www.associatedmaterials.com.

Founded in 1981, Harvest Partners has approximately $1 billion of invested and committed capital, and is focused on management buyouts and growth financings of profitable, middle-market specialty services, manufacturing and value-added distribution businesses, with a particular emphasis on multinational transactions. Harvest has significant capital available through its managed funds, which include numerous U.S. and

European industrial corporations and financial institutions. For more information on Harvest Partners please visit its website at http://www.harvpart.com.

This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to AMI and AMH that are based on the beliefs of AMI's and AMH's management. When used in this press release, the words "may," "will," "should," "expect," "intend," "estimate," "anticipate," "believe," "predict," "potential" or "continue" or similar expressions identify forward-looking statements. Such statements reflect the current views of AMI's and AMH's management with respect to the Company's operations and results of operations regarding the home building industry, economy, interest rates, foreign currency exchange rates, availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, raw material costs and availability, national and regional trends in new housing starts, weather conditions, the Company's ability to comply with certain financial covenants in loan documents governing its indebtedness, level of competition within its market, availability of alternative building products, its level of indebtedness, costs of environmental compliance, increase in capital expenditure requirements potential conflict between Alside and Gentek distribution channels, achievement of anticipated synergies and operational efficiencies from the acquisition of Gentek, shifts in market demand, and general economic conditions. These statements are subject to certain risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted.

For Further Information

At the Company:
D. Keith LaVanway
Chief Financial Officer
(330) 922-2004

                        ASSOCIATED MATERIALS INCORPORATED
                               AMH HOLDINGS, INC.
              CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (A)
                                   (UNAUDITED)
              QUARTERS ENDED OCTOBER 2, 2004 AND SEPTEMBER 27, 2003
                                 (IN THOUSANDS)

                                                           AMI                                                            AMH
                                             ------------------------------           AMH           Eliminations      Consolidated
                                                Quarter           Quarter           Quarter           Quarter           Quarter
                                                 Ended             Ended             Ended             Ended             Ended
                                             September 27,       October 2,        October 2,        October 2,        October 2,
                                                  2003              2004              2004              2004              2004
                                               ---------         ---------         ---------         ---------         ---------
Net sales .............................        $ 223,806         $ 314,408         $      --         $      --         $ 314,408

Gross profit ..........................           64,219            87,061                --                --            87,061

Selling, general and administrative
expense ...............................           38,270            48,716                --                --            48,716
                                               ---------         ---------         ---------         ---------         ---------

Income from operations ................           25,949            38,345                --                --            38,345

Interest expense, net .................            9,706             6,218             7,191                --            13,409

Foreign currency gain .................             (199)              (35)               --                --               (35)
                                               ---------         ---------         ---------         ---------         ---------
Income (loss) before income taxes .....           16,442            32,162            (7,191)               --            24,971

Income taxes ..........................            6,823            12,297            (2,386)               --             9,911
                                               ---------         ---------         ---------         ---------         ---------
Income (loss) before equity income from
   subsidiaries .......................            9,619            19,865            (4,805)               --            15,060

Equity income from subsidiaries .......               --                --            19,865           (19,865)               --
                                               ---------         ---------         ---------         ---------         ---------
Net income ............................        $   9,619         $  19,865         $  15,060         $ (19,865)        $  15,060
                                               =========         =========         =========         =========         =========

Other Data:
EBITDA (B)(C) .........................        $  29,510         $  43,702
Adjusted EBITDA (B)(C) ................           30,912            43,702

                        ASSOCIATED MATERIALS INCORPORATED
                               AMH HOLDINGS, INC.

              CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS (A)
                                   (UNAUDITED)

            NINE MONTHS ENDED OCTOBER 2, 2004 AND SEPTEMBER 27, 2003
                                 (IN THOUSANDS)

                                                           AMI                                                           AMH
                                             ------------------------------          AMH           Eliminations      Consolidated
                                              Nine Months       Nine Months      Nine Months       Nine Months       Nine Months
                                                 Ended             Ended            Ended             Ended             Ended
                                             September 27,       October 2,       October 2,        October 2,        October 2,
                                                  2003              2004             2004              2004              2004
                                               ---------         ---------        ---------         ---------         ---------
Net sales .............................        $ 515,113         $ 820,331        $      --         $      --         $ 820,331

Gross profit ..........................          149,187           220,741               --                --           220,741

Selling, general and administrative
expense ...............................          103,284           156,648               --                --           156,648
                                               ---------         ---------        ---------         ---------         ---------

Income from operations ................           45,903            64,093               --                --            64,093

Interest expense, net .................           20,627            18,484           17,131                --            35,615

Foreign currency (gain) loss ..........             (199)              580               --                --               580
                                               ---------         ---------        ---------         ---------         ---------
Income (loss) before income taxes .....           25,475            45,029          (17,131)               --            27,898

Income taxes ..........................           10,572            17,544           (5,747)               --            11,797
                                               ---------         ---------        ---------         ---------         ---------
Income (loss) before equity income from
   subsidiaries .......................           14,903            27,485          (11,384)               --            16,101

Equity income from subsidiaries .......               --                --           27,485           (27,485)               --
                                               ---------         ---------        ---------         ---------         ---------
Net income ............................        $  14,903         $  27,485        $  16,101         $ (27,485)        $  16,101
                                               =========         =========        =========         =========         =========

Other Data:
EBITDA (B)(C) .........................        $  54,976         $  79,078
Adjusted EBITDA (B)(C) ................           56,378            93,576

                                              AMI                                     AMH
                                   --------------------------         AMH         Consolidated
                                   January 3,      October 2,      October 2,      October 2,
                                      2004            2004            2004            2004
                                    --------        --------        --------        --------
Selected Balance Sheet Data:
Cash .......................        $  4,282        $  3,686        $     34        $  3,720
Accounts receivable, net ...         106,975         160,897              --         160,897
Inventory ..................          97,907         128,368              --         128,368
Accounts payable ...........          49,881          82,405              --          82,405
Accrued liabilities ........          53,234          57,577              13          57,590
Long-term debt .............         305,000         307,376         274,806         582,182

(A) Operating results for the complete quarter and nine months ended October 2, 2004 include the results of the Company's Gentek Holdings subsidiary, which was acquired on August 29, 2003. Operating results for the quarter and nine months ended September 27, 2003 include the results of Gentek Holdings subsequent to the acquisition date.

(B) EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers Adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included Adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company's ability to service its debt and / or incur debt and meet the Company's capital expenditure requirements; (ii) internally measure the Company's operating performance; and (iii) determine the Company's incentive compensation programs. In addition, the Company's credit facility has certain covenants that use ratios utilizing this measure of Adjusted EBITDA. The definition of EBITDA under the indentures governing the notes also excludes certain items. Adjusted EBITDA has not been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that Adjusted EBITDA be presented differently in filings made with the SEC than as presented in this release, or not be presented at all. Adjusted EBITDA is not a measure determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP), as a measure of the Company's operating results or cash flows from operations (as determined in accordance with GAAP) or as a measure of the Company's liquidity. The reconciliation of the Company's net income to EBITDA and Adjusted EBITDA is as follows (in thousands):


                                                          Quarter        Quarter      Nine Months    Nine Months
                                                           Ended          Ended          Ended          Ended
                                                       September 27,    October 2,   September 27,    October 2,
                                                            2003           2004           2003           2004
                                                          -------        -------        -------        -------
        Reconciliation of net income to EBITDA and
        Adjusted EBITDA (C):
        Net income ...............................        $ 9,619        $19,865        $14,903        $27,485
        Interest .................................          9,706          6,218         20,627         18,484
        Taxes ....................................          6,823         12,297         10,572         17,544

        Depreciation and amortization ............          3,362          5,322          8,874         15,565
                                                          -------        -------        -------        -------
        EBITDA ...................................         29,510         43,702         54,976         79,078
        Cost of sales adjustment .................          1,402             --          1,402             --

        Management bonus (D) .....................             --             --             --         14,498
                                                          -------        -------        -------        -------
        Adjusted EBITDA ..........................        $30,912        $43,702        $56,378        $93,576
                                                          =======        =======        =======        =======


(C) The 2004 results of operations include the results of Gentek for the full periods presented. The results of operations for the quarter and nine months ended September 27, 2003 only include the results of Gentek for the period subsequent to its acquisition on August 29, 2003. A reconciliation of Gentek's net income to EBITDA and adjusted EBITDA for the quarter and nine months ended September 27, 2003 and October 2, 2004 is as follows (in thousands):

                                                                        Quarter
                                                                          and
                                                                      Nine Months      Quarter      Nine Months
                                                                         Ended          Ended          Ended
                                                                     September 27,    October 2,     October 2,
                                                                          2003           2004           2004
                                                                        -------        -------        -------
             Reconciliation of Gentek's net income to EBITDA and
             Adjusted EBITDA:
             Net income ........................................        $ 1,099        $ 6,508        $10,873
             Interest ..........................................             59            154            292
             Taxes .............................................            779          3,247          6,185
             Depreciation and amortization .....................            485          1,794          5,374
                                                                        -------        -------        -------
             Gentek's EBITDA ...................................          2,422         11,703         22,724

             Cost of sales adjustment ..........................          1,402             --             --
                                                                        -------        -------        -------
             Gentek's Adjusted EBITDA ..........................        $ 3,824        $11,703        $22,724
                                                                        =======        =======        =======


(D) Represents a management bonus paid in connection with the completion on March 4, 2004 of AMH's offering of senior discount notes.